U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer  subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     H.T. ARDINGER & SONS, INC.
     9040 GOVERNOR'S ROW, P.O. BOX 569360
     DALLAS      TEXAS       75356

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     SMITH MIDLAND CORPORATION  (SMID)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     03/05/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________



================================================================
	Table I -- Non-Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
================================================================
											6.
						4.			5.		Owner-
						Securities Acquired (A) or	Amount of		ship
				3.		Disposed of (D)		Securities	Form:	7.
				Transaction	(Instr. 3, 4 and 5)		Beneficially	Direct	Nature of
		2.		Code		----------------------------	Owned at End	(D) or	Indirect
1.		Transaction	(Instr. 8)		(A)		of Month		Indirect	Beneficial
Title of Security	Date		------------	Amount	or	Price	(Instr. 3		(I)	Ownership
(Instr. 3)	(mm/dd/yy)	Code	V		(D)		and 4)		(Instr.4)(Instr. 4)

Common Stock	09/11/01		S		150,000	D	0.75	305,000		D

Common Stock	12/24/01		S		100,000	D	1.064	205,000		D

Common Stock	02/02/02		S		145,000	D	1.43	60,000		D



*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

			(Print or Type Response)		(Over)

Table II	Derivative Securities Acquired, Disposed of, or Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)



												10.
											9.	Owner-
											Number	ship
											of	Form
		2										Deriv-	of
		Conver-			5.				7.			ative	Deriv-	11.
		sion			Number of				Title and Amount		Secur-	ative	Nature
		or			Derivative	6.		of Underlying	8.	ities	Secur-	of
		Exer-		4.	Sec		Date		Sec		Price	Bene-	ity:	In-
		cise	3.	Trans-	Acq (A)		Exerc and		(Ins 3 and 4)	of	ficially	Direct	direct
		Price	Trans-	action	or Disp		Exp Date		--------------	Der	Owned	(D) or	Bene-
1.		of	action	Code	of(D)		(Month/Day/Year)		Amount	ative	at End	In-	ficial
Title of	Der	Date	(Ins.	(Ins. 3,		----------------		or	Sec-	of	dir	Owner-
Der		tive	(Month/	8)	4 and 5)		Date	Exp-		Number	ity	Month	(I)	ship
Sec		Sec-	Day/	------	------------	Exer-	tion		of	(Ins.	(Ins.	(Ins.	(Ins.
(Ins 3)	ity	Year)	Code V	(A)	(D)	cisable	Date	Title	Shares	5)	4)	4)	4)








Explanation of Responses:

	H. T. Ardinger & Sons, Inc.
/s/	Horace T. Ardinger, Jr			03/05/02
	**Signature of Reporting Person		Date

**	Intentional misstatements or omissions of facts constitute Federal
	Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed.
	If space provided is insufficient, see Instruction 6 for procedure.

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